For Immediate Release                      Contact:  Barbara Horn, VP
                                                     Corporate Communications
                                                     (609) 514-7872


                  SUMMIT BANCORP RENEWS SHAREHOLDER RIGHTS PLAN

PRINCETON, N.J., June 16, 1999 -- The Board of Directors of Summit Bancorp (NYSE: SUB) today voted to renew the Shareholder Rights Plan originally adopted in 1989 and due to expire August 16, 1999. The new plan takes effect on that date.

The terms of the plan as renewed provide for a distribution of one "right" for each share of Summit Bancorp common stock to shareholders of record at the close of business on August 16, 1999. The terms of the new Shareholder Rights Plan will be outlined in a letter to be mailed to shareholders following the August 16, 1999 record date. Because the rights are not exercisable except under certain specific circumstances, separate certificates representing the rights will not be issued unless and until the rights become exercisable.

Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock of the corporation at a price of $164. In the event any party accumulates 15 percent or more of the company's voting stock, the rights will become exercisable ten days thereafter by all other shareholders and such party's rights will terminate. At that time, the exercise price will be adjusted to approximately one-half of the recent trading price of the common stock. In the event any party announces or commences a tender or exchange offer which would result in its owning 15 percent or more of the voting stock, the rights will also become exercisable ten days thereafter.
The rights will expire August 31, 2009.

Summit Bancorp is a regional bank holding company headquartered in Princeton, New Jersey, with $33.5 billion in assets and $23.2 billion in deposits. Through its banking subsidiaries, Summit operates 460 traditional and in-store branches in New Jersey, eastern Pennsylvania and Connecticut and an extensive network of automated teller machines. The company provides financial services to individuals, businesses, not-for-profit organizations, government entities and other financial institutions through its commercial and retail banking, investment management and private banking lines of business. For more information about Summit, please visit the company's website at www.summitbank.com.

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